                         EXPENSE REIMBURSEMENT AGREEMENT

     EXPENSE  REIMBURSEMENT  AGREEMENT (the  "Agreement"),  dated as of June 28,
2007 by and  between  Tortoise  Total  Return  Fund,  LLC (the  "Company"),  and
Tortoise  Capital  Advisors,  LLC, a Delaware  limited  liability  company  (the
"Adviser").

     WHEREAS,  the Company is a Delaware limited liability company,  and will be registered  under the  Investment  Company  Act of 1940,  as amended  (the "1940
Act"), as a closed-end management company.

     WHEREAS,  the Company  and the  Adviser  have  entered  into an  Investment
Advisory Agreement dated June 7, 2007 ("Advisory Agreement"),  pursuant to which the Adviser provides investment  management and advisory services to the Company for  compensation  based  on the  value of the  average  managed  assets  of the
Company;

     WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best  interests of the Company  that the Adviser  shall bear all or a portion of the  organizational  expenses of the Company if assets of the Company do not reach certain minimum asset levels, subject to reimbursement as described below;

     NOW THEREFORE, the parties hereto agree as follows:

     1. EXPENSE REIMBURSEMENT.

     1.1   Organizational   Expenses.   The  Adviser   shall  bear  all  of  the
organizational  expenses  of the  Company  incurred  prior  to  commencement  of operations ("Commencement") of the Company ("Covered Expenses"),  subject to the
Company's  obligation  to reimburse  the Adviser for such expenses in the manner set forth in Section 1.2.

     1.2 Expense  Reimbursement.  The Company  shall  reimburse  the Adviser for
Covered Expenses as follows: (1) in an amount equal to twenty-five percent (25%)
of Covered Expenses  incurred or paid by the Adviser upon the earlier of six (6)
months  from   Commencement  or  the  first  closing  date  that  the  aggregate
subscriptions   with  respect  to  the  Company   (exclusive   of  seed  capital
investments) equal or exceed $50,000,000;  (2) in an amount equal to twenty-five percent  (25%) of Covered  Expenses  incurred  or paid by the  Adviser  upon the earlier of twelve (12) months from  Commencement  or the first closing date that such  subscriptions  equal or exceed  $100,000,000;  (3) in an  amount  equal to twenty-five  percent (25%) of Covered  Expenses  incurred or paid by the Adviser upon the earlier of eighteen (18) months from  Commencement or the first closing date that such subscriptions equal or exceed $150,000,000;  and (4) in an amount equal to twenty-five  percent (25%) of Covered Expenses  incurred or paid by the
Adviser upon the earlier of  twenty-four  (24) months from  Commencement  or the first  closing  date  that  such  subscriptions  equal or  exceed  $200,000,000;
provided that Covered Expenses reimbursed pursuant to this Section 1.2 shall not exceed one percent (1%) of the aggregate  subscription  proceeds received by the
Company as of the applicable  reimbursement date. Any Covered Expenses in excess of such one percent  (1%) limit as of a particular  reimbursement  date shall be reimbursed  at the next  successive  reimbursement  date during the term of this
Agreement,  at

which the  aggregate  amount of Covered  Expenses  payable on such date does not exceed one percent (1%) of the amount of aggregate  subscriptions received as of such reimbursement date.

     1.3  Allocation  of Expenses.  Covered  Expenses  shall be allocated  among members of the Company in accordance with the Operating Agreement.  Seed capital members shall bear their pro rata share of Covered Expenses on the same basis as other members.

     2. TERMINATION OF AGREEMENT.

     This  Agreement  shall  terminate  upon the earlier of the date that is two years from Commencement or the date on which the Adviser has been reimbursed for all Covered Expenses.

     3. MISCELLANEOUS.

     3.1 Captions.  The captions in this Agreement are included for  convenience of reference  only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     3.2 Interpretation. Nothing herein contained shall be deemed to require the
Company to take any action contrary to the Company's governing documents, or any applicable  statutory  or  regulatory  requirement  to which it is subject or by which it is bound,  or to relieve or deprive the Company's Board of Directors of its responsibility for and control of the conduct of the affairs of the Company.

     3.3 Definitions. Any question of interpretation of any term or provision of this  Agreement,  including but not limited to the investment  advisory fee, the computations  of net asset  values,  and the  allocation  of expenses,  having a counterpart  in or  otherwise  derived  from the  terms  and  provisions  of the
Advisory  Agreement  or the 1940  Act,  shall  have the same  meaning  as and be resolved by reference to such Advisory Agreement or the 1940 Act.

     3.4 Amendments.  This Agreement may be amended only by a written  agreement signed by each of the parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF,  the parties have caused this Agreement to be signed by their  respective  officers  thereunto  duly  authorized  and  their  respective corporate  seals to be  hereunto  affixed,  as of the day and year  first  above written.

                                       TORTOISE TOTAL RETURN FUND, LLC

                                       By:
                                          --------------------------------------
                                       Name:   David J. Schulte
                                       Title:  President and Chief Executive
                                               Officer

                                       TORTOISE CAPITAL ADVISORS, LLC

                                       By:
                                          --------------------------------------
                                       Name:   Terry Matlack
                                       Title:  Managing Director

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